Results of October 11,2001 shareholder meeting
(Unaudited)

An annual meeting of shareholders of the fund was held on October 11,2001.
At the meeting,each of the nominees for Trustees was elected,as follows:

Common Shares
Votes 	Votes
for       withheld
Jameson Adkins Baxter 			12,489,154 	143,448
Charles B.Curtis 				12,487,830 	144,772
John A.Hill 					12,488,890 	143,712
Rn ald J.Jackson 				12,492,906 	139,696
Paul L.Joskow 					12,490,023 	142,579
Elizabeth T.Kennan 				12,485,774 	146,828
Lawrence J.Lasser 				12,492,506 	140,096
John H.Mullin III 				12,485,542 	147,060
Robert E.Patterso 				12,488,287 	144,315
George Putnam,III 				12,475,421 	157,181
A.J.C.Smith 					12,481,967 	150,635
W.Thomas Stephens 				12,484,600 	148,002
W.Nicholas Thorndike 			12,480,790 	151,812